Exhibit 3.25
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 12/07/1995
950285924 — 2569211
CERTIFICATE OF FORMATION
OF
PARCO FOODS, L.L.C
1.	The name of the limited liability company is:
PARCO FOODS, L.L.C
2.	The address of its registered office in the State of Delaware is:
Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801
The name of the registered agent at such address is:
The Corporation Trust Company
3.	This Certificate of Formation shall be effective on the filing date.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PARCO FOODS, L.L.C. this 7th day of December, 1995.

/s/ Melinda M. Kleehamer
Melinda M. Kleehamer, as attorney-in-fact

CERTIFICATE TO RESTORE TO GOOD STANDING
A DELAWARE LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 18-1107 (I)
1.	Name of Limited Liability Company Parco Foods, L.L.C.
2.	Date of original filing with Delaware Secretary of State 12/7/95
I, Thomas A. Hoch Authorized Person of the above named limited liability company do hereby certify that this limited liability company is paying all annual taxes, penalties and interest due to the State of Delaware.
I do hereby request this limited liability company to be restored to Good Standing.

/s/ Thomas A. Hoch, Secretary
Authorized Person
Thomas A. Hoch

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:30 AM 06/04/1997
971181614 — 2569211